Exhibit 10.7

Clearday, Inc.
8800 Village Drive, Suite 106
San Antonio, TX 78217
www.myclearday.com
OTCQX: CLRD
As of February 15, 2024

VIA ELECTRONIC MAIL

Mast Hill Fund, L.P.

48 Parker Road

Wellesley, MA 02482

Attn: Patrick Hassani

Email: patrick@masthillfund.com;

RE:	Omnibus Amendment Regarding Loans by Mast Hill Fund, LP to Clearday, Inc. (the “Company”)

Mr. Hassani:

We refer to the following loans under the promissory notes with Mast Hill Fund, L.P. (the “Investor”) (collectively, “Notes”): (i) made on July 1, 2022 in the original principal amount of $600,000; (ii) September 28, 2022 in the original principal amount of $315,000; and (iii) January 12, 2023 in the original principal amount of $756,000, in each case as amended as of February 9, 2024 (the “Amendments”), and the related purchase agreements, and registration rights agreements (collectively, the “Mast Hill Documents”). We request that you amend each of the Notes and waive certain defaults that may have occurred under the Notes and the Mast Hill Documents, as specifically identified below:

●	The Company and Investor acknowledge that the Maturity Date, as defined in each of the Notes, has been amended to February 8, 2025, pursuant to the Amendments.
●	The Investor waives the defaults under each of the Notes and the Mast Hill Documents, as follows:

○	The failure to pay amounts due on the Notes on the respective maturity date and the monthly payments on the Notes.
○	Section 1.10 of each of the Notes (Repayment from Proceeds) with respect to the Company’s receipt of proceeds prior to February 15, 2024.
○	Section 2.5 of each of the Notes (Sale of Assets) related to the disposition of the residential facilities that were leased from an affiliate of Invesque, specifically, the residential communities at Westover, TX., New Braunfels, TX., and Little Rock, TX.
○	Section 3.6 of each of the Notes (Judgements) related to the judgements that have been summarized in the Quarterly Report on Form 10-Q filed by the Company on January 16, 2024 and the judgement that has been summarized in the Current Report on Form 8-K filed on February 9, 2024.

●	Section 3.14 of each of the Notes (Cross-Default) related to the defaults by subsidiaries of the Company for non-payment of obligations that occurred prior to January 15, 2024.

○	Section 3.19 of the Notes (Registration Statement Failures).
○	Section 3.20 of each of the Notes (Failure to Pay an Amortization Payment).
○	Compliance with each of the Registration Rights Agreements entered into between the Company and Investor.

Unless otherwise expressly stated in this letter, the waivers in this letter shall continue in force until the earlier of (i) the closing of the merger (“Merger”) with Viveon Health Acquisition Corp under the merger agreement dated as of April 5, 2023, (ii) March 31, 2024, (iii) the date that the Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed. or (iv) the date that bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company (the earlier of the aforementioned (i), (ii), (iii) or (iv) shall be referred to herein as the “Waiver Expiration Date”).

[continued on the next page]

Please indicate your acceptance to the provisions of this letter by signing a copy of this letter and returning it to us. We appreciate your support to our journey to improve the way care is delivered to older Americans.

Sincerely,

James T. Walesa, CEO

Mast Hill Fund, L.P.

By:
Name:	Patrick Hassani
Title:	Chief Investment Officer

2